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Exhibit 99.1

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

Consolidated Financial Statements and Report of Independent Accountants

December 31, 2002

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
AND REPORT OF INDEPENDENT ACCOUNTANTS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

        The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with accounting principles generally accepted in the United States of America in making such determinations.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder and Board of Directors
of Financial Security Assurance Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, changes in shareholder's equity, and cash flows present fairly, in all material respects, the financial position of Financial Security Assurance Inc. and Subsidiaries (the Company) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
February 6, 2003

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31, 2002	December 31, 2001
ASSETS
Bonds at market value (amortized cost of $2,597,599 and $2,211,247)	$2,811,747	$2,303,431
Equity investments at market value (cost of $10,000)		10,070
Short-term investments	364,565	213,212

Total investments	3,176,312	2,526,713
Cash	27,560	5,882
Deferred acquisition costs	253,777	240,492
Prepaid reinsurance premiums	557,659	420,798
Reinsurance recoverable on unpaid losses	75,950	28,880
Securitized loans at cost	431,718
Investment in unconsolidated affiliate	52,206	49,726
Other assets	206,458	165,788

TOTAL ASSETS	$4,781,640	$3,438,279

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER'S EQUITY
Deferred premium revenue	$1,450,211	$1,090,332
Losses and loss adjustment expenses	223,618	114,428
Deferred federal income taxes	153,333	133,877
Ceded reinsurance balances payable	79,870	34,961
Notes payable to affiliate	431,360
Payable for securities purchased	2,481	28,214
Long-term debt	212,850	144,000
Minority interest	52,841	46,157
Accrued expenses and other liabilities	203,751	147,638

TOTAL LIABILITIES AND MINORITY INTEREST	2,810,315	1,739,607

COMMITMENTS AND CONTINGENCIES
Common stock (400 shares authorized, issued and outstanding; par value of $37,500 per share)	15,000	15,000
Additional paid-in capital	813,002	794,797
Accumulated other comprehensive income [net of deferred income tax provision of $70,889 and $29,334]	143,260	62,920
Accumulated earnings	1,000,063	825,955

TOTAL SHAREHOLDER'S EQUITY	1,971,325	1,698,672

TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER'S EQUITY	$4,781,640	$3,438,279

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Dollars in thousands)

	Years Ended December 31,
	2002	2001	2000
REVENUES:
Net premiums written	$535,956	$319,638	$218,138

Premiums earned	$318,089	$230,999	$192,149
Net investment income	137,606	127,412	119,112
Net realized gains (losses)	28,399	6,282	(31,468)
Net realized and unrealized gains (losses) on derivatives	(87,396)	6,742
Other income	6,018	1,097	1,445

TOTAL REVENUES	402,716	372,532	281,238

EXPENSES:
Losses and loss adjustment expenses	65,613	12,497	9,403
Interest expense	12,174	5,762	6,000
Policy acquisition costs	54,093	41,375	37,602
Merger Related Expenses			33,912
Other operating expenses	46,373	38,436	33,143

TOTAL EXPENSES	178,253	98,070	120,060

Minority interest and equity in earnings of unconsolidated affiliates	2,461	(573)	(2,205)

INCOME BEFORE INCOME TAXES	226,924	273,889	158,973

Provision for income taxes:
Current	68,033	45,361	23,913
Deferred	(23,888)	15,949	11,725

Total provision	44,145	61,310	35,638

NET INCOME	182,779	212,579	123,335

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized gains (losses) on securities:
Holding gains (losses) arising during period [net of deferred income tax provision (benefit) of $49,196, $(7,133) and $47,664]	101,098	(2,291)	92,126
Less: reclassification adjustment for gains (losses) included in net income [net of deferred income tax provision (benefit) of $7,641, $1,940 and $(10,375)]	20,758	4,342	(21,093)

Other comprehensive income (loss)	80,340	(6,633)	113,219

COMPREHENSIVE INCOME	$263,119	$205,946	$236,554

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
(Dollars in thousands)

	Common Stock	Additional Paid-In Capital	Unrealized Gain (Loss) on Investments	Accumulated Earnings	Total
BALANCE, December 31, 1999	$15,000	$832,556	$(43,666)	$491,056	$1,294,946
Net income				123,335	123,335
Net change in accumulated comprehensive income (net of deferred income tax provision of $58,040)			113,219		113,219
Stock repurchase		(55,000)			(55,000)
Deferred equity payout by Parent		8,485			8,485
Capital contribution from Parent		3,881			3,881

BALANCE, December 31, 2000	15,000	789,922	69,553	614,391	1,488,866
Net income				212,579	212,579
Net change in accumulated comprehensive income (net of deferred income tax benefit of $5,193)			(6,633)		(6,633)
Dividends paid				(1,589)	(1,589)
Capital contribution from Parent		4,875			4,875
Other				574	574

BALANCE, December 31, 2001	15,000	794,797	62,920	825,955	1,698,672
Net income				182,779	182,779
Net change in accumulated comprehensive Income (net of deferred income tax benefit of $41,555)			80,340		80,340
Capital contribution from Parent		18,205			18,205
Dividends paid				(8,671)	(8,671)

BALANCE, December 31, 2002	$15,000	$813,002	$143,260	$1,000,063	$1,971,325

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Years Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Premiums received, net	$575,889	$287,533	$225,253
Policy acquisition and other operating expenses paid, net	(101,215)	(79,098)	(73,358)
Termination fee on derivative	(38,000)
Recoverable advances recovered (paid)	5,010	(1,175)	1,495
Losses and loss adjustment expenses recovered (paid)	(2,403)	(18,687)	4,571
Net investment income received	127,144	119,744	106,039
Federal income taxes paid	(76,099)	(35,117)	(27,441)
Interest paid	(12,920)	(4,500)	(6,000)
Other	(1,682)	5,385	(208)

Net cash provided by operating activities	475,724	274,085	230,351

Cash flows from investing activities:
Proceeds from sales of bonds	747,470	483,892	1,440,090
Proceeds from sales of equity investments
Purchases of bonds and securitized loans	(1,543,216)	(679,606)	(1,742,929)
Purchases of equity investments
Purchases of property and equipment	(5,591)	(4,218)	(3,727)
Net decrease (increase) in short-term investments	(150,328)	(99,407)	148,445
Other investments	6,080	1,672	(14,330)

Net cash used for investing activities	(945,585)	(297,667)	(172,451)

Cash flows from financing activities:
Surplus notes issued	96,850	50,000
Surplus notes repaid	(28,000)	(26,000)
Issuance of notes payable	437,295
Repayment of notes payable	(5,935)
Capital contribution(a)
Dividends paid	(8,671)	(1,589)
Stock repurchase			(55,000)

Net cash provided (used) by financing activities	491,539	22,411	(55,000)

Net increase (decrease) in cash	21,678	(1,171)	2,900
Cash at beginning of year	5,882	7,053	4,153

Cash at end of year	$27,560	$5,882	$7,053

(a)
In 2002, 2001 and 2000, the Company received a tax benefit of $18,205, $4,875 and $3,881, respectively, by utilizing its Parent's losses. These amounts were recorded as a capital contribution.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Dollars in thousands)

	Years Ended December 31,
	2002	2001	2000
Reconciliation of net income to net cash flows from operating activities:
Net income	$182,779	$212,579	$123,335
Increase in accrued investment income	(3,464)	(894)	(6,436)
Increase in deferred premium revenue and related foreign exchange adjustment	223,018	86,825	23,668
Decrease (increase) in deferred acquisition costs	(13,285)	(39,356)	(3,088)
Increase in current federal income taxes payable	97	15,910	1,541
Increase (decrease) in unpaid losses and loss adjustment expenses	62,120	(6,171)	13,903
Increase (decrease) in amounts withheld for others		(1,271)	18
Provision for deferred income taxes	(23,888)	15,949	11,725
Net realized losses (gains) on investments	(28,399)	(6,282)	31,468
Depreciation and accretion of bond discount	(4,334)	(4,504)	(5,005)
Minority interest and equity in earnings of unconsolidated affiliates	(2,461)	573	2,205
Change in other assets and liabilities	83,541	727	37,017

Cash provided by operating activities	$475,724	$274,085	$230,351

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

1.    ORGANIZATION AND OWNERSHIP

        Financial Security Assurance Inc. (FSA or the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is engaged in providing financial guaranty insurance on asset-backed and municipal obligations. The Company's underwriting policy is to insure asset-backed and municipal obligations that it determines would be of investment-grade quality without the benefit of the Company's insurance. The asset-backed obligations insured by the Company are generally issued in structured transactions and are backed by pools of assets, such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company also insures synthetic asset-backed obligations that generally take the form of credit default swap (CDS) obligations or credit-linked notes that reference pools of securities or loans, with a defined deductible to cover credit risks associated with the referenced securities or loans. In addition, the Company insures guaranteed investment contracts (GICs) issued by FSA Capital Markets Services LLC and FSA Capital Management Services LLC (collectively, CMS), wholly owned subsidiaries of the Parent. The municipal obligations insured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and special revenue bonds and other special obligations of states and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Financial guaranty insurance written by the Company guarantees scheduled payments on an issuer's obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

        The Company expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures. The Company's insured portfolio consists primarily of asset-backed and municipal obligations originated in the United States of America, but the Company has also written and continues to pursue business in Europe and the Asia Pacific region.

        On July 5, 2000, the Parent completed a merger in which the Parent became a direct subsidiary of Dexia Holdings Inc., which, in turn, is owned 90% by Dexia Crédit Local and 10% by Dexia S.A. (Dexia), a Belgium corporation whose shares are traded on the Euronext Brussels and Euronext Paris markets as well as on the Luxembourg Stock Exchange. The net effect of the merger, reflected in the December 31, 2000 financial statements, decreased net income by $28.9 million. In addition, in connection with the merger, the Company repurchased $55,000,000 of its stock from its Parent in July 2000.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), which differ in certain material respects from the accounting practices prescribed or permitted by insurance regulatory authorities (see Note 5). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the Company's consolidated balance sheets at December 31, 2002 and 2001 and the reported amounts of revenues and expenses in the consolidated statements of operations and comprehensive income during the years ended December 31, 2002, 2001 and 2000. Such estimates and assumptions include, but are not limited to, losses and loss adjustment expenses and the deferral and amortization of deferred policy acquisition costs. Actual results may differ from those estimates. Significant accounting policies under GAAP are as follows:

  Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries, FSA Insurance Company, Financial Security Assurance International Ltd. (FSA International), and Financial Security Assurance (U.K.) Limited (collectively, the Subsidiaries). All intercompany accounts and transactions have been eliminated. Certain prior-year balances have been reclassified to conform to the 2002 presentation.

  Investments

        Investments in debt securities designated as available for sale are carried at market value. Equity investments are carried at market value. Any resulting unrealized gain or loss is reflected as a separate component of shareholder's equity, net of applicable deferred income taxes. All of the Company's debt and equity securities are classified as available for sale.

        Bond discounts and premiums are amortized on the effective yield method over the remaining terms of the securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in current income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at market value, which approximates cost. Cash equivalents are amounts deposited in money market funds and investments with a maturity at time of purchase of three months or less and are included in short-term investments. Realized gains or losses on sale of investments are determined on the basis of specific identification. Investment income is recorded as earned.

        Investments in unconsolidated affiliates are reported in other assets and are based on the equity method of accounting (see Note 16).

  Derivatives

        The Company has also insured a number of credit default swap agreements that it intends, in each case, to hold for the full term of the agreement. It considers these agreements to be a normal extension of its financial guaranty insurance business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. The Company believes that the most meaningful presentation of the financial statement impact of these derivatives is to reflect premiums as installments are received, to record losses and loss adjustment expenses as incurred and to record changes in fair value as incurred. Changes in fair value are recorded in net realized and unrealized gains (losses) on derivative instruments and in other assets or other liabilities. The Company uses quoted market prices, when available, to determine fair value. If quoted prices are not available, management uses internally developed estimates. Due to a lack of a quoted market for the CDS obligations written by the Company, estimates generated from the Company's valuation process may differ materially from values that may be realized in market transactions.

  Premium Revenue Recognition

        Gross and ceded premiums are earned in proportion to the amount of risk outstanding over the expected period of coverage. The amount of risk outstanding is equal to the sum of the par amount of debt insured. Deferred premium revenue and prepaid reinsurance premiums represent the portion of premium that is applicable to coverage of risk to be provided in the future on policies in force. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium revenue and prepaid reinsurance premium, less any amount credited to a refunding issue insured by the Company, are recognized.

  Losses and Loss Adjustment Expenses

        The Company establishes a case basis reserve for unpaid losses and loss adjustment expenses for the net present value of the estimated loss when, in management's opinion, the likelihood of a future loss on a particular insured obligation is probable and determinable at the balance sheet date. The estimated loss on a transaction is discounted using the then current risk-free rates ranging from 4.77% to 6.1%. For collateralized debt obligations (CDOs), a case basis reserve is recorded to the extent that the over-collateralization ratio (non-defaulted collateral at par value divided by the debt insured) has fallen below 100%.

        The Company also maintains a non-specific general reserve, which is available to be applied against future additions or accretions to existing case basis reserves or to new case basis reserves to be established in the future. The general reserve is calculated by applying a loss factor to the total net par amount outstanding of the Company's insured obligations over the term of such insured obligations and discounting the result at the then current risk-free rates. The loss factor used for this purpose has been determined based upon an independent rating agency study of bond defaults and the Company's portfolio characteristics and history.

        Management of the Company periodically evaluates its estimates for losses and loss adjustment expenses and establishes reserves that management believes are adequate to cover the net present value of the ultimate net cost of claims. The reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not differ from such estimates. The Company will, on an ongoing basis, monitor these reserves and may periodically adjust such reserves based on the Company's actual loss experience, its future mix of business, and future economic conditions.

  Deferred Acquisition Costs

        Deferred acquisition costs comprise those expenses that vary with, and are primarily related to, the production of business, including commissions paid on reinsurance assumed, compensation and related costs of underwriting and marketing personnel, certain rating agency fees, premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. The Company does not defer acquisition costs relating to GICs issued by CMS, except for brokerage fees. Deferred acquisition costs and the cost of acquired business are amortized over the period in which the related premiums are earned. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred acquisition cost is recognized. Recoverability of deferred acquisition costs is determined by considering anticipated losses and loss adjustment expenses.

  Federal Income Taxes

        The provision for income taxes consists of an amount for taxes currently payable and a provision for the deferred tax consequences of temporary differences between tax basis of assets and liabilities and that reported in the financial statements.

        Non-interest bearing tax and loss bonds are purchased for the tax benefit resulting from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds as pre-payments of federal income taxes and includes them in other assets.

  Segment Reporting

        As a monoline financial guaranty insurer, the Company has no reportable operating segments.

3.    INVESTMENTS

        Bonds at amortized cost of $8,474,000 and $8,493,000 at December 31, 2002 and 2001, respectively, were on deposit with state regulatory authorities as required by insurance regulations.

        Consolidated net investment income consisted of the following (in thousands):

	Years Ended December 31,
	2002	2001	2000
Bonds	$136,352	$125,531	$114,021
Equity investments	294	504	505
Short-term investments	3,337	3,652	6,218
Investment expenses	(2,377)	(2,275)	(1,632)

Net investment income	$137,606	$127,412	$119,112

        The credit quality of bonds at December 31, 2002 was as follows:

Rating	Percent of Bonds
AAA	75.6%
AA	19.8
A	4.5
Other	0.1

        Of the AAA rated bonds included in the investment portfolio, 8.7% were AAA by virtue of insurance provided by the Company.

        The amortized cost and estimated market value of bonds were as follows (in thousands):

December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$60,101	$7,178	$(26)	$67,253
Obligations of states and political Subdivisions	2,034,691	186,352	(174)	2,220,869
Mortgage-backed securities	250,092	8,203	(141)	258,154
Corporate securities	177,934	10,547	(35)	188,446
Asset-backed securities	74,781	2,244		77,025

Total	$2,597,599	$214,524	$(376)	$2,811,747

December 31, 2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$66,947	$2,247	$(257)	$68,937
Obligations of states and political Subdivisions	1,692,288	78,706	(5,276)	1,765,718
Foreign securities	5,780	806		6,586
Mortgage-backed securities	227,954	8,578	(549)	235,983
Corporate securities	173,776	6,759	(710)	179,825
Asset-backed securities	44,502	1,984	(104)	46,382

Total	$2,211,247	$99,080	$(6,896)	$2,303,431

        The change in net unrealized gains (losses) consisted of (in thousands):

	Years Ended December 31,
	2002	2001	2000
Bonds	$121,964	$(12,156)	$171,187
Equity investments	(70)	330	72

Change in net unrealized gains (losses)	$121,894	$(11,826)	$171,259

        The amortized cost and estimated market value of bonds at December 31, 2002, by contractual maturity, are shown below (in thousands). Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

	Amortized	Estimated Market Value
Due in one year or less	$999	$1,028
Due after one year through five years	141,441	148,059
Due after five years through ten years	261,060	288,388
Due after ten years	1,869,226	2,039,093
Mortgage-backed securities (stated maturities of 1 to 30 years)	250,092	258,154
Asset-backed securities (stated maturities of 1 to 14 years)	74,781	77,025

Total	$2,597,599	$2,811,747

        Proceeds from sales of bonds during 2002, 2001 and 2000 were $733,926,000, $483,127,000 and $1,404,050,000, respectively. Gross gains of $29,302,000, $8,007,000 and $9,741,000 and gross losses of $1,098, $1,725,000 and $41,145,000 were realized on sales in 2002, 2001 and 2000, respectively.

        Equity investments had gross unrealized gains of $75,000 and gross unrealized losses of $5,000 as of December 31, 2001.

4.    DEFERRED ACQUISITION COSTS

        Acquisition costs deferred for amortization against future income and the related amortization charged to expenses are as follows (in thousands):

	Years Ended December 31,
	2002	2001	2000
Balance, beginning of period	$240,492	$201,136	$198,048

Costs deferred during the period:
Ceding commission income	(68,464)	(41,935)	(42,496)
Premium taxes	13,401	9,653	5,934
Compensation and other acquisition costs	122,441	113,013	77,252

Total	67,378	80,731	40,690

Costs amortized during the period	(54,093)	(41,375)	(37,602)

Balance, end of period	$253,777	$240,492	$201,136

5.    STATUTORY ACCOUNTING PRACTICES

        GAAP for the Company differs in certain significant respects from accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

  •
  Upfront premiums on municipal business are recognized as earned when related principal and interest have expired rather than over the expected coverage period;

  •
  Acquisition costs are charged to operations as incurred rather than as related premiums are earned;

  •
  A contingency reserve (rather than a general reserve) is computed based on the following statutory requirements:

  1)
  For all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions plus

  2)
  For all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;
  •
  Certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

  •
  Bonds are carried at amortized cost; and

  •
  Surplus notes are recognized as surplus rather than as a liability.

        A reconciliation of net income for the calendar years 2002, 2001 and 2000 and shareholder's equity at December 31, 2002 and 2001, reported by the Company on a GAAP basis, to the amounts reported by the Subsidiaries on a statutory basis, is as follows (in thousands):

Net Income:	2002	2001	2000
GAAP BASIS	$182,779	$212,579	$123,335
Premium revenue recognition	(19,624)	(23,113)	(13,824)
Losses and loss adjustment expenses incurred	20,585	3,867	10,233
Deferred acquisition costs	(13,285)	(39,356)	(3,088)
Deferred income tax provision	(23,888)	15,949	11,725
Current income tax benefit	(8,162)	(6,239)	837
Change in fair value of derivatives	48,788
Accrual of deferred compensation, net			(20,328)
Other	7,895	9,383	4,869

STATUTORY BASIS	$195,088	$173,070	$113,759

	December 31,
Shareholder's Equity:
	2002	2001
GAAP BASIS	$1,971,325	$1,698,672
Premium revenue recognition	(162,788)	(141,365)
Loss and loss adjustment expense reserves	89,656	69,071
Deferred acquisition costs	(253,777)	(240,492)
Contingency reserve	(691,955)	(784,591)
Unrealized gain on investments, net of deferred tax	(214,148)	(92,254)
Deferred income taxes	168,452	134,655
Accrual of deferred compensation
Surplus notes	214,865	146,762
Other	62,532	18,521

STATUTORY BASIS SURPLUS	$1,184,162	$808,979

SURPLUS PLUS CONTINGENCY RESERVE	$1,876,117	$1,593,570

        The U.S. domiciled Subsidiaries file statutory-basis financial statements with state insurance departments in all states in which the Subsidiaries are licensed. On January 1, 2001, significant changes to the statutory basis of accounting became effective. The cumulative effect of these changes, known as Codification guidance, was recorded as a direct adjustment to statutory surplus. The effect of adoption on January 1, 2001 was a $50,293,000 decrease to statutory surplus, which related primarily to the accrual of deferred compensation obligations.

6.    FEDERAL INCOME TAXES

        Prior to the merger with Dexia, the Parent, the Company and its Subsidiaries, except FSA International, filed a consolidated federal income tax return. The calculation of each company's tax benefit or expense was controlled by a tax-sharing agreement that based the allocation of such benefit or expense upon a separate return calculation. Dexia Holdings, the Parent and the Company and its Subsidiaries, except FSA International, will file a consolidated federal income tax return for periods subsequent to the merger, under a new tax sharing agreement. The new tax sharing agreement provides that each member's tax benefit or expense is calculated on a separate return basis and that any credits or losses available to the Parent or Dexia Holdings be allocated to the members based on the member's taxable income. At December 31, 2002 and 2001, the Company and its Subsidiaries received benefits from utilizing the Parent's credits and losses of $18,205,000 and $4,875,000, respectively. These amounts have been recorded as capital contributions and reductions in amounts payable to the Parent in the financial statements.

        Federal income taxes have not been provided on substantially all of the undistributed earnings of FSA International, since it is the Company's practice and intent to reinvest such earnings in the operations of these subsidiaries. The cumulative amount of such untaxed earnings was $57,063,000, $41,899,000 and $18,629,000 at December 31,2002, 2001 and 2000, respectively.

        The cumulative balance sheet effects of deferred federal tax consequences are as follows (in thousands):

	December 31,
	2002	2001
Deferred acquisition costs	$80,815	$78,008
Deferred premium revenue adjustments	17,663	17,420
Unrealized capital gains	71,734	30,179
Contingency reserves	78,433	70,350
Undistributed earnings	2,195	1,340
Mark-to-market adjustments		2,092
Other, net	574

Total deferred federal income tax liabilities	251,414	199,389

Loss and loss adjustment expense reserves	(27,526)	(21,384)
Deferred compensation	(54,990)	(43,466)
Mark-to-market adjustments	(15,565)
Other, net		(662)

Total deferred federal income tax assets	(98,081)	(65,512)

Total deferred federal income taxes	$153,333	$133,877

        No valuation allowance was necessary at December 31, 2002 or 2001.

        A reconciliation of the effective tax rate with the federal statutory rate follows:

	Years Ended December 31,
	2002	2001	2000
Tax at statutory rate	35.0%	35.0%	35.0%
Tax-exempt interest	(13.2)	(9.6)	(14.3)
Income of foreign subsidiary	(2.3)	(3.0)	(2.6)
Merger-related expenses			4.2
Other	0.0	0.0	0.1

Provision for income taxes	19.5%	22.4%	22.4%

7.    DIVIDENDS AND CAPITAL REQUIREMENTS

        Under New York Insurance Law, the Company may pay a dividend without the prior approval of the Superintendent of Insurance of the State of New York (the New York Superintendent) only from earned surplus subject to the maintenance of a minimum capital requirement. In addition, the dividend, together with all dividends declared or distributed by it during the preceding twelve months, may not exceed the lesser of 10% of its policyholders' surplus shown on its last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 2002, the Company had $113,983,000 available for the payment of dividends over the next twelve months. However, as a customary condition for approving the application of Dexia for a change in control of the Company, the prior approval of the New York Superintendent is required for any payment of dividends by the Company for a period of two years following such change in control, which began July 5, 2000. In 2002 and 2001, FSA International paid a preferred dividend of $8,671,000 and $1,589,000, respectively, to its minority interest owner.

8.    CREDIT ARRANGEMENTS AND ADDITIONAL CLAIMS-PAYING RESOURCES

        The Company has a credit arrangement aggregating $125,000,000 at December 31, 2002, which is provided by commercial banks and intended for general application to transactions insured by the Company and the Subsidiaries. At December 31, 2002, there were no borrowings under this arrangement, which expires on April 26, 2003, if not extended. In addition, there are credit arrangements assigned to specific insured transactions. In August 1994, the Company entered into a facility agreement with Canadian Global Funding Corporation and Hambros Bank Limited. Under the agreement, which expires in August 2004, the Company can arrange financing for transactions subject to certain conditions. The amount of this facility was $186,911,000, of which $125,161,000 was unutilized at December 31, 2002.

        The Company has a standby line of credit commitment in the amount of $240,000,000 with a group of international banks to provide loans to the Company after it has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $240,000,000 or the average annual debt service of the covered portfolio multiplied by 5.00%, which amounted to $704,553,000 at December 31, 2002. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral. This commitment has a term expiring on April 30, 2009 and contains an annual renewal provision subject to approval by the banks. No amounts have been utilized under this commitment as of December 31, 2002.

        The Company had borrowed $120,000,000 from its Parent in the form of Surplus Notes. These notes carry a simple interest rate of 5.0% per annum. Principal of and interest on the Surplus Notes may be paid at any time at the option of the Company, subject to prior approval of the New York Superintendent and compliance with the conditions to such payments as contained in the New York Insurance Laws. These notes have no stated maturity. The Company paid interest of $7,309,000, $4,500,000 and $6,000,000 in 2002, 2001 and 2000, respectively. In 2002 and 2001, with the approval of the New York Superintendent, the Company repaid $28,000,000 and $26,000,000, respectively, of principal on such notes and subsequently issued an additional $96,850,000 and $50,000,000 in 2002 and 2001, respectively, of notes to its Parent. As of December 31, 2002, the amount of surplus notes outstanding was $212,850,000.

9.    EMPLOYEE BENEFIT PLANS

        The Company and its Parent maintain both qualified and non-qualified, non-contributory defined contribution pension plans for the benefit of all eligible employees. The Company and its Parent's contributions are based upon a fixed percentage of employee compensation. Pension expense, which is funded as accrued, amounted to $4,761,000, $3,328,000 and $3,354,000, respectively, for the years ended December 31, 2002, 2001 and 2000, respectively.

        The Company has an employee retirement savings plan for the benefit of all eligible employees. The plan permits employees to contribute a percentage of their salaries up to limits prescribed by IRS Code, Section 401(k). The Company's contributions are discretionary, and none have been made.

        Performance shares are awarded under the Parent's 1993 Equity Participation Plan. The Plan authorizes the discretionary grant of performance shares by the Human Resources Committee to key employees of the Company. The amount earned for each performance share depends upon the attainment by the Parent of certain growth rates of adjusted book value (or in the case of performance shares issued on or after January 1, 2001, growth in adjusted book value and book value) per outstanding share over a three-year period. No payout occurs if the compound annual growth rate of the Parent's adjusted book value per outstanding share was less than 7% and 200% payout occurs if the compound annual growth rate was 19% or greater. Payout percentages are interpolated for compound annual growth rates between 7% and 19%.

        Performance shares granted under the 1993 Equity Participation Plan were as follows:

	Outstanding at Beginning of Year	Granted During the Year	Earned During the Year	Forfeited During the Year	Outstanding at End of Year	Price per Share at Grant Date
2000	1,223,025	437,300	540,710	24,781	1,094,834	52.1250
2001	1,094,834	310,200	261,034	12,250	1,131,750	79.0400
2002	1,131,750	376,775	380,279	13,901	1,114,345	85.6300

        The Company applies APB Opinion 25 and related Interpretations in accounting for the Parent's performance shares. The Company estimates the final cost of these performance shares and accrues for this expense over the performance period. The accrued expense for the performance shares was $55,844,000, $46,371,000 and $34,248,000, for the years ended December 31, 2002, 2001 and 2000, respectively. The accrued expense for 2000 includes $12,076,000 of merger related costs. Prior to the merger, the performance shares were adjusted to payout from 0 to two common shares of the Parent. The Company recognized a benefit for the difference between the market value of the Parent's common stock and the cost of the stock when it was purchased by an independent trustee (which amount was reimbursed by the Company to its Parent) for shares distributed under the performance share plan. This benefit was recorded by the Company as a capital contribution which totaled $8,485,000 in 2000. Had the compensation cost for the Parent's performance shares been determined based upon the provisions of SFAS No. 123, there would have been no effect on the Company's reported net income.

        The Company does not currently provide post-retirement benefits, other than under its defined contribution plans, to its employees, nor does it provide post-employment benefits to former employees other than under its severance plans or employment agreements with members of senior management.

10.  COMMITMENTS AND CONTINGENCIES

        The Company leases office space and equipment under non-cancelable operating leases, which expire at various dates through 2007.

        Future minimum rental payments are as follows (in thousands):

Year Ended December 31,
2003	$5,531
2004	5,397
2005	4,349
2006	1,460
2007	841

Total	$17,578

        Rent expense for the years ended December 31, 2002, 2001 and 2000 was $5,716,000, $5,852,000 and $4,745,000 respectively.

        During the ordinary course of business, the Company and its Subsidiaries have become parties to certain litigation. Management believes that these matters will be resolved with no material impact on the Company's financial position, results of operations or cash flows.

11.  REINSURANCE

        The Subsidiaries obtain reinsurance to increase its policy writing capacity, both on an aggregate risk and a single risk basis, to meet state insurance regulatory, rating agency and internal limits, diversify risk, reduce the need for additional capital and strengthen financial ratios. The Subsidiaries reinsure portions of their risks with affiliated (see Note 13) and unaffiliated reinsurers under quota share, first-loss and excess-of-loss treaties and on a facultative basis.

        In the event that any or all of the reinsuring companies were unable to meet their obligations to the Company, or contested such obligations, the Company would be liable for such defaulted amounts. Certain of the reinsuring companies have provided collateral to the Subsidiaries to secure their reinsurance obligations. The Company has also assumed reinsurance of municipal obligations from unaffiliated insurers.

        Amounts reinsured were as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
Written premiums ceded	$270,954	$165,932	$154,187
Written premiums assumed	2,443	3,130	9,702
Earned premiums ceded	134,093	99,251	85,175
Earned premiums assumed	4,079	3,653	3,312
Losses and loss adjustment expense payments ceded	(2,513)	(4,199)	1,616
Losses and loss adjustment expense payments assumed			26
	December 31,
	2002	2001
Principal outstanding ceded	$92,141,112	$75,407,703
Principal outstanding assumed	2,000,422	2,171,588
Deferred premium revenue ceded	557,659	420,798
Deferred premium revenue assumed	13,331	14,967
Losses and loss adjustment expense reserves ceded	75,950	28,880
Losses and loss adjustment expense reserves assumed	728	703

12.  OUTSTANDING EXPOSURE AND COLLATERAL

        The Company's policies insure the scheduled payments of principal and interest on asset-backed and municipal obligations. The principal amount insured (in millions) as of December 31, 2002 and 2001 (net of amounts ceded to other insurers) and the terms to maturity are as follows:

	December 31, 2002		December 31, 2001
Terms to Maturity
	Asset-Backed(1)	Municipal	Asset-Backed(1)	Municipal
0 to 5 Years	$64,158	$8,781	$39,913	$4,483
5 to 10 Years	33,908	18,221	32,373	12,508
10 to 15 Years	4,781	31,936	11,763	22,738
15 to 20 Years	1,667	33,809	1,260	29,101
20 Years and Above	24,009	44,430	26,204	36,768

Total	$128,523	$137,177	$111,513	$105,598

(1)
Includes $2,430 million and $479 million, in 2002 and 2001, respectively, relating to FSA-insured GICs issued by CMS that are excluded from the Parent's consolidated exposures. The consolidated financial statements of the Parent reflect the FSA-insured GICs as GIC liabilities instead of as insurance exposure because CMS is consolidated with the Parent.

        The principal amount ceded as of December 31, 2002 and 2001 and the terms to maturity are as follows (in millions):

	December 31, 2002		December 31, 2001
Terms to Maturity
	Asset-Backed	Municipal	Asset-Backed	Municipal
0 to 5 Years	$10,130	$2,130	$8,386	$1,979
5 to 10 Years	6,851	4,628	5,907	3,606
10 to 15 Years	3,699	10,105	2,251	8,841
15 to 20 Years	1,428	16,433	1,140	12,514
20 Years and Above	5,906	30,830	5,282	25,501

Total	$28,014	$64,126	$22,966	$52,441

        The Company limits its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance. The gross principal amounts of insured obligations in the asset-backed insured portfolio are backed by the following types of collateral (in millions):

	Net of Amounts Ceded(1) December 31,		Ceded December 31,
Types of Collateral
	2002	2001	2002	2001
Residential mortgages	$23,379	$26,084	$5,954	$4,554
Consumer receivables	19,454	19,856	5,480	4,981
Pooled corporate obligations	78,113	61,412	13,007	11,839
Investor-owned utility obligations	619	598	348	314
Other asset-backed obligations	6,958	3,563	3,225	1,278

Total asset-backed obligations	$128,523	$111,513	$28,014	$22,966

(1)
Includes $2,430 million and $479 million, in 2002 and 2001, respectively, relating to FSA-insured GICs issued by CMS that are excluded from the Parent's consolidated exposures. The consolidated financial statements of the Parent reflect the FSA-insured GICs as GIC liabilities instead of as insurance exposure because CMS is consolidated with the Parent.

        The gross principal amount of insured obligations in the municipal insured portfolio includes the following types of issues (in millions):

	Net of Amounts Ceded December 31,		Ceded December 31,
Types of Issues
	2002	2001	2002	2001
General obligation bonds	$54,563	$42,692	$18,388	$15,512
Housing revenue bonds	5,833	4,717	1,687	1,557
Municipal utility revenue bonds	23,442	16,497	13,468	10,955
Health care revenue bonds	5,970	5,642	6,683	6,004
Tax-supported bonds (non-general obligation)	27,556	21,982	12,391	10,143
Transportation revenue bonds	7,640	5,391	5,748	4,760
Other municipal bonds	12,173	8,677	5,761	3,510

Total municipal obligations	$137,177	$105,598	$64,126	$52,441

        In its asset-backed business, the Company considers geographic concentration as a factor in underwriting insurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitizations, the geographic concentration of the underlying assets may not remain fixed over the life of the policy. In addition, in writing insurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant, given other more relevant measures of diversification, such as issuer or industry diversification.

        The Company seeks to maintain a diversified portfolio of insured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth those states in which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding of insured municipal securities as of December 31, 2002:

State	Number of Issues	Net Par Amount Outstanding	Percent of Total Municipal Net Par Amount Outstanding	Ceded Par Amount Outstanding
		(in millions)		(in millions)
California	837	$19,379	14.1%	$7,299
New York	550	13,256	9.7	8,620
Texas	615	10,052	7.3	4,716
Pennsylvania	580	8,496	6.2	2,799
Florida	230	7,602	5.5	3,161
Illinois	580	6,697	4.9	2,988
New Jersey	445	6,322	4.6	3,545
Washington	239	5,020	3.7	2,506
Massachusetts	172	4,088	3.0	2,197
Michigan	340	3,864	2.8	1,345
Wisconsin	393	3,529	2.6	739
All other U.S. jurisdictions	2,622	45,399	33.1	20,481
International	40	3,473	2.5	3,730

Total	7,643	$137,177	100.0%	$64,126

13.  RELATED PARTY TRANSACTIONS

        Allocable expenses are shared by the Company and its Parent on a basis determined principally by estimates of respective usage as stated in an expense sharing agreement. The agreement is subject to the provisions of the New York Insurance Law. Amounts included in other assets at December 31, 2002 and 2001 are $8,162,000 and $2,572,000, respectively, for unsettled expense allocations due from the Parent.

        The Company ceded premiums of $30,701,000 to Tokio Marine and Fire Insurance Co., Ltd. (Tokio Marine), a partial owner of the Parent prior to the merger, for the year ended December 31, 2000. The Company ceded losses and loss adjustment expenses of $2,935,000 to Tokio Marine for the year ended December 31, 2000. The Company ceded premiums of $23,393,000, $12,795,000 and $22,581,000 to XL Capital Ltd. (XL) and its subsidiaries, for the years ended December 31, 2002, 2001 and 2000, respectively. The amounts included in prepaid reinsurance premiums at December 31, 2002 and 2001 for reinsurance ceded to XL and its subsidiaries were $31,976,000 and $27,509,000, respectively.

        The Company ceded premiums of $(1,401,000) on a quota share basis to Commercial Reinsurance Company (Comm Re), an affiliate of MediaOne Capital Corporation (MediaOne), a partial owner of the Parent prior to the merger, for the year ended December 31, 2000. The Company assumed premiums of $8,568,000 from Comm Re for the year ended December 31, 2000, in connection with the acquisition of Comm Re. The sellers have either posted a letter of credit or assumed Comm Re's exposure themselves to cover any losses on its exposure at the time of the acquisition, all of which is being accounted for as reinsurance by the Company. The Company ceded losses and loss adjustment expense recoveries of $501,000 to this affiliate for the year ended December 31, 2000.

        The Company had premiums written of $59,103,000, $54,295,000 and $4,412,000 in 2002, 2001 and 2000, respectively, relating to the guaranty of debt issued by and of debt obligations purchased by FSA Global Funding Limited (Global), a 29% owned investment of the Company's Parent. The amounts included in deferred premium revenue relating to Global transactions are $35,452,000 and $40,090,000 at December 31, 2002 and 2001, respectively.

        The Company had premiums earned of $17,272,000 and $7,159,000 for the years ended December 31, 2002 and 2001, respectively, relating to business with affiliates of Dexia. Deferred premium revenue was $7,675,000 and $4,336,000 and gross par outstanding relating to those transactions $16,165,980,000 and $10,906,755,000, at December 31, 2002 and 2001, respectively.

        The Company had premiums earned of $3,209,000 relating to the guaranty of GICs issued by CMS.

14.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        Bonds and equity investments—The carrying amount represents fair value. The fair value is based upon quoted market price.

        Short-term investments—The carrying amount is fair value, which approximates cost due to the short maturity of these instruments.

        Cash, receivable for investments sold and payable for investments purchased—The carrying amount approximates fair value because of the short maturity of these instruments.

        Securitized loans—The carrying amount is cost. The fair value of the loans is the present value of the expected cash flows as of the reporting date.

        Deferred premium revenue, net of prepaid reinsurance premiums—The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company's future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contract.

        Installment premiums—Consistent with industry practice, there is no carrying amount for installment premiums since the Company will receive premiums on an installment basis over the term of the insurance contract. Similar to deferred premium revenue, the fair value of installment premiums is the estimated present value of the future contractual premium revenues that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract.

        Long-term debt—The Company could not determine the fair value of the notes because the related party debt does not contain normal commercial terms such as a maturity date.

        Notes payable to affiliate—The fair value of a is the present value of the expected cash flows as of the reporting date.

        Losses and loss adjustment expenses, net of reinsurance recoverable on unpaid losses—The carrying amount is fair value, which is the net present value of the expected cash flows for specifically identified claims and potential losses in the Company's insured portfolio.

	December 31, 2002		December 31, 2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(in thousands)
Assets:
Bonds	$2,811,747	$2,811,747	$2,303,431	$2,303,431
Equity investments			10,070	10,070
Short-term investments	364,565	364,565	213,212	213,212
Cash	27,560	27,560	5,882	5,882
Securitized loans	431,718	437,231
Receivable for securities sold	93	93	3,636	3,636
Liabilities:
Deferred premium revenue, net of prepaid reinsurance premiums	892,552	738,738	669,534	567,629
Losses and loss adjustment expenses, net of reinsurance recoverable on unpaid losses	147,668	147,668	85,548	85,548
Notes payable to affiliate	431,360	440,589
Long-term debt	212,850	N/A	144,000	N/A
Payable for investments purchased	2,481	2,481	28,214	28,214
Off-balance-sheet instruments:
Installment premiums		412,758		389,479

15.  LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

        Activity in the liability for losses and loss adjustment expenses, which consists of the case basis and general reserves, is summarized as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
Balance at January 1	$114,428	$116,336	$87,309
Less reinsurance recoverable	28,880	24,617	9,492

Net balance at January 1	85,548	91,719	77,817
Incurred losses and loss adjustment expenses:
Current year	21,133	8,203	6,672
Prior years	44,480	4,294	2,731
Recovered (paid) losses and loss adjustment expenses, net:
Prior years	(3,493)	(18,668)	4,499

Net balance December 31	147,668	85,548	91,719
Plus reinsurance recoverable	75,950	28,880	24,617

Balance at December 31	$223,618	$114,428	$116,336

        During 2000, the Company increased its general reserve by $9,403,000, of which $6,672,000 was for originations of new business and $2,731,000 was for the accretion of the discount on prior years' reserves. Also during 2000, the Company transferred to the general reserve $2,053,000 representing recoveries received on prior-year transactions and transferred $1,223,000 from the general reserve to case basis reserves. Giving effect to these transfers, the general reserve totaled $65,204,000 at December 31, 2000.

        During 2001, the Company increased its general reserve by $12,497,000, of which $8,203,000 was for originations of new business and $4,294,000 was for the accretion of the discount on prior years' reserves. Also during 2001, the Company transferred to the general reserve $89,000 representing recoveries received on prior-year transactions and transferred $8,719,000 from the general reserve to case basis reserves. Giving effect to these transfers, the general reserve totaled $69,071,000 at December 31, 2001.

        In the second quarter of 2002, as part of the Company's ongoing credit review process, management identified certain transactions not performing as expected in its portfolio of insured collateralized debt obligations (CDOs). As a result, management analyzed all CDO transactions in its insured portfolio that breached overcollateralization triggers, which were included in such transactions as one measure of adverse performance. A present value "deterministic" approach was utilized to estimate the loss inherent in this portfolio. The deterministic model applies a run of the collateral portfolio for each transaction considering each CDO transaction's unique attributes (such as reinsurance, individual collateral ratings and status, derivatives purchased, premiums due to the guarantor, etc.) utilizing a Moody's default pattern for frequency of defaults, an estimate of collateral recovery values for severity, and a risk-free rate of interest. Management assumed that current default rates on CDO collateral would improve in a manner consistent with an economic recovery following a period of significant credit deterioration similar to that experienced in 1991/1992 and, as a result, management selected Moody's 1992 idealized default curve as a predictor of future defaults on the CDO collateral. The per period default rate was calculated based on the Moody's weighted average rating factor for each piece of surviving collateral. Recovery rates were judgmentally established by the Company. In considering the recovery rates to be utilized, management adjusted Moody's average recovery rates (observed since 1982) downward to reflect more recent and more adverse observations. At June 30, 2002, this analysis produced a present value of expected losses of $51.5 million, net of reinsurance recoveries and net of unearned premiums and future ceding commissions. As described in more detail below, management addressed this net present value of expected loss ($51.5 million) through (i) an increase in the Company's general reserve ($31.0 million) and (b) amounts already existing in its general reserve ($20.5 million), including general reserve amounts reallocated to case basis reserves ($11.3 million). The $31.0 million increase in the Company's general reserve resulted in a corresponding increase to losses and loss adjustment expense in the income statement of $31.0 million. An additional adjustment of $10.1 million was made in the fourth quarter of 2002 as a result of further deterioration of the CDO portfolio. Management has established a methodology of recording case basis reserves on CDO transactions to the extent that the overcollateralization ratio (non-defaulted collateral at par value divided by the debt insured) has fallen below 100%, since management believes that claims on such transactions are probable and that the amount of the undercollateralization is a reasonable estimate of such claims. Such transactions may benefit from excess cash flow attributable in part to higher interest rates on the underlying collateral than on the insured securities. In addition, such transactions generally require insured payments of principal only at the ultimate maturity of such transactions. As a result, the Company does not expect to be required to pay claims in respect of these transactions until 2010, but may elect to do so at an earlier date at its discretion. Application of this methodology resulted in recording $68.8 million in gross case basis reserves and $29.8 million in reinsurance recoverable on unpaid losses, resulting in a $39.0 million increase in net case basis reserves. Management, beginning in the second quarter of 2002, has refined the loss factor it applies to its net par underwritten when calculating the general reserve in order to reflect its recent adverse experience. As a result, the general reserve accrual for the year ended December 31, 2002 was $65.6 million, rather than the approximate $14.9 million that would have been accrued using the prior assumptions.

        During 2002, the Company increased its general reserve by $65.6 million, of which $41.1 million related to the CDO portfolio discussed above, $21.1 million was for originations of new business and $3.4 million was for the accretion of the discount on prior years' reserves. Also during 2002, the Company transferred to the general reserve $0.8 million representing recoveries received on prior-year transactions and transferred $45.8 million from the general reserve to case basis reserves. Giving effect to these transfers, the general reserve totaled $89.7 million at December 31, 2002.

        The cumulative amount of discount taken was approximately $44,690,000, $29,578,000 and $28,748,000 at December 31, 2002, 2001 and 2000, respectively.

16.  INVESTMENTS IN UNCONSOLIDATED AFFILIATE

        In November 1998, the Parent invested $19,900,000 to purchase a 19.9% interest in XL Financial Assurance Ltd (XLFA), a financial guaranty insurance subsidiary of XL. In February 1999, the Parent sold $4,900,000 of its interest back to XLFA, giving the Parent a 15.0% interest in XLFA, which it contributed to the Company in December 1999. In December 2000, the Company invested an additional $24,000,000 to maintain its 15.0% interest. The Company's investment in XLFA is accounted for using the equity method of accounting because the Company has significant influence over XLFA's operations. Amounts recorded by the Company in connection with XLFA as of December 31, 2002, 2001 and 2000 are as follows (in thousands):

	2002	2001	2000
Investment in XLFA	$52,206	$49,726	$43,721
Equity in earnings from XLFA	9,145	8,356	3,090
Dividends received from XLFA	6,665	1,492	859

        At December 31, 2002 and 2001, the Company's retained earnings included $13,206,000 and $9,287,000, respectively, of accumulated undistributed earnings of XLFA.

17.  MINORITY INTEREST IN SUBSIDIARY

        In November 1998, FSA International, a Bermuda-based financial guaranty subsidiary of the Company, sold to XL $20,000,000 of preferred shares representing a minority interest in FSA International. In December 1999, FSA International sold to XL an additional $10,000,000 of preferred shares to maintain its minority ownership percentage. The preferred shares are Cumulative Participating Voting Preferred Shares, which in total have a minimum fixed dividend of $1,500,000 per annum. For the years ended December 31, 2002, 2001 and 2000, the Company recognized minority interest of $6,684,000, $8,929,000 and $5,295,000, respectively.

18.  SECURITIZED LOANS AND NOTES PAYABLE TO AFFILIATE

        In 2002, the Company exercised certain rights available under its financial guaranty policy and the indenture relating to loan-backed notes issued by FMAC Loan Receivables Trust 1998-D and 2000-A (the Trusts). Those rights allowed the Company to accelerate the insured notes and pay claims under its insurance policy on an accelerated basis. Refinancing vehicles reimbursed the Company in whole for its claims payment in exchange for an assignment of certain of the Company's rights against the Trusts. The refinancing vehicles secured the funds to purchase the notes by issuing notes with interest rates ranging from 2.406% to 5.718%. These notes were purchased by FSA Asset Management LLC, a wholly owned subsidiary of the Parent. The Company maintains significant reinsurance, first loss and quota share, under this transaction.

        Since the notes represented 100% of the debt capitalization of the Trusts and since the Company maintains all of the risk of further asset decline and maintains control over key decisions regarding the Trusts (such as removal of servicer, sale of assets and liquidation of the entity), the Company consolidated the Trusts.

        Although the securitized loans are included in the Company's balance sheet, the securitized loans continue to support FSA-insured transactions exclusively, subject to considerable first loss and quota share reinsurance. In accordance with AICPA Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loan", the Company has recorded the securitized loans at cost, has determined net cash flows from the pool of securitized loans and is recording income based upon the constant yield method. The cash flows on the securitized loans will be monitored and the constant yield modified to reflect any change in cash flow estimates.

        As a result of this transaction, the Company recorded $431,718,000 of securitized loans and $431,360,000 of notes payable. The Company recorded $5,294,000 of other income on the securitized loans and $4,861,000 of interest expense on the notes payable for the year ended December 31, 2002.

        Principal payments due under these notes for each of the next five years ending December 31 and thereafter, are as follows (in millions):

Expected Withdrawal Date	Principal Amount
2003	$17.6
2004	47.0
2005	37.1
2006	35.0
2007	33.0
Thereafter	261.7

Total	$431.4

19.  STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 133

        In August 2002, the single name credit default swap program was terminated in exchange for paying termination costs of $43 million, $38.0 million of which was related to the Company's exposure. The charge was included in net realized and unrealized gains (losses) on derivative instruments in the consolidated statements of operations and comprehensive income.

        The Company has also insured a number of credit default swap agreements that it intends, in each case, to hold for the full term of the agreement. It considers these agreements to be a normal extension of its financial guaranty insurance business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. The Company believes that the most meaningful presentation of the financial statement impact of these derivatives is to reflect premiums as installments are received, to record losses and loss adjustment expenses as incurred and to record changes in fair value as incurred. The Company recorded $35,033,000, $15,385,000 and $1,760,000 in net earned premium under these agreements for the years ended December 31, 2002, 2001 and 2000, respectively. The change in fair value, which were losses of $50.2 million and a gain of $6.7 million for the years ended December 31, 2002 and 2001, respectively, were recorded in net realized and unrealized gains (losses) on derivative instruments in the consolidated statement of operations and comprehensive income and in other assets or liabilities. The gains and losses recognized by recording these contracts at fair value will be determined each quarter based upon market pricing of Super Triple-A (defined as having first-loss protection of 1.3 times the level required for Triple-A rating) swap guarantees. The Company does not believe the fair value adjustments are an indication of potential claims under the Company's guarantees.

20.  VARIABLE INTEREST ENTITY

        An affiliate of the Company owns 29% of the equity of Global, a Cayman Islands domiciled issuer of FSA-insured notes and other obligations sold in international markets (generally referred to as medium term notes or "MTNs"). Global issues securities at the request of interested purchasers in a process known as "reverse inquiry," which generally results in lower interest rates and borrowing costs than would apply to direct borrowings. Global also issues securities in traditional private placements to institutional investors and to participants in lease financings in which the Company and its affiliates may play a number of financing roles. Global is managed as a "matched funding vehicle," in which the proceeds from the sale of Global notes are invested in obligations chosen to provide cash flows substantially matched to those of the Global notes (taking into account, in some cases, dedicated third party liquidity). The matched funding structure minimizes the market risks borne by Global and the Company. Global raises funds in U.S. dollars at LIBOR-based floating borrowing rates and invests its funds in obligations insured by the Company, maturing prior to the maturity of the related Global notes and paying a higher interest rate than the interest rate on the related Global notes. Total assets for Global at December 31, 2002 and 2001 were $9,182,028,000 (unaudited) and $3,561,344,000, respectively. Total liabilities at December 31, 2002 and 2001 were $9,188,967,000 (unaudited) and $3,565,255,000, respectively. The foregoing assets and liabilities include assets and matched liabilities that are "economically defeased" in lease financings in which the Company and its affiliates may play a number of financing roles. These economically defeased liabilities, and associated assets, are held in separate special purpose entities, Global and Premier International Funding Co. At December 31, 2002 and 2001, Global's economically defeased obligations were $6,708,688,000 and $1,982,961,000, respectively. For the years ended December 31, 2002 and 2001, total revenues for Global were $285,897,000 (unaudited) and $151,135,000, respectively. For the years ended December 31, 2002 and 2001, total expenses for Global were $284,945,000 (unaudited) and $150,530,000, respectively. Global's net income for 2002, 2001 and 2000 was $952,000 (unaudited), $605,000 and $383,000, respectively. Global's net income is determined net of premiums paid by Global to the Company. For the years ended December 31, 2002 and 2001, Global paid premiums to FSA of $7,707,000 and $7,502,000, respectively. All amounts insured by the Company relating to Global are included in the Company's outstanding exposure, included in the Notes to the Consolidated Financial Statements for December 31, 2002. As of December 31, 2002, there were no case basis reserves for any transactions related to Global.

21.  RECENTLY ISSUED ACCOUNTING STANDARDS

        In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" (FIN No. 46), which is an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements". FIN No. 46 addresses consolidation of VIEs which have one or both of the following characteristics: (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity; and (2) the equity investors lack the direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights, the obligation to absorb the expected losses of the entity if they occur or the right to receive the expected residual returns of the entity if they occur. The provisions of FIN No. 46 will be effective immediately for VIEs created after January 31, 2003 and to VIEs in which an enterprise obtains an interest after that date. For VIEs in which an enterprise holds a variable interest that it acquired prior to February 1, 2003, the interpretation is effective in the first fiscal year or interim period beginning after June 15, 2003. Management believes that the implementation of FIN No. 46, on July 1, 2003, will cause the Company to consolidate for financial reporting purposes, for the first time, Global (see Note 20) and Canadian Global (see Note 8). FIN No. 46 requires that, upon consolidation, the Company shall initially measure the VIEs' assets, liabilities and minority interest at their carrying amounts under existing Accounting Principles Generally Accepted in the United States as if the entity had been consolidated from the time the Company was considered its primary beneficiary (or parent). Any differences upon consolidation on July 1, 2003 will be reflected as a cumulative effect of a change in accounting principle. The carrying amounts of assets, liabilities and minority interest may change significantly from December 31, 2002 to July 1, 2003 as a result of transactions entered into during that period. The Company will continue to analyze the effects of FIN No. 46, considering the timing of its release and the complexity of practical application to the Company's transactions.

        In November 2002, the FASB issued FASB Interpretation No. 45 (FIN No. 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN No. 45 relates to the accounting for and disclosure of guarantees. FIN No. 45 excludes financial guarantee insurance contracts, including those accounted for as insurance contracts and those accounted for as derivatives, from its initial recognition and measurement requirements. However, those contracts accounted for as derivatives are subject to its disclosure requirements. The disclosure requirements in FIN No. 45 are consistent with those already provided by the Company.

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FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES Consolidated Financial Statements and Report of Independent Accountants December 31, 2002